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           SIXTH AMENDMENT TO SAVINGS AND PROFIT SHARING PLAN FOR
        EMPLOYEES OF FIRST INTERSTATE BANCSYSTEM OF MONTANA, INC. (AS
               AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1991)



     The Savings and Profit Sharing Plan for Employees of First Interstate BancSystem of Montana, Inc. (As Amended and Restated Effective January 1,
1991) (the "Plan") is hereby amended as follows, effective immediately:

                                   ARTICLE 1

     The name of the Plan is changed to "Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc."

                                   ARTICLE 2

     The first sentence of Section 1.1 of the Plan is modified to read in its entirety as follows:

          First Interstate BancSystem, Inc., formerly known as First Interstate BancSystem of Montana, Inc., formerly known as Security Banks of Montana (the "Company") heretofore established and maintained a savings plan, known as the "Savings Plan for Employees of First Interstate BancSystem of Montana, Inc." (the "Savings Plan"), for the benefit of its eligible Employees, effective as of July 1, 1983. Said Savings Plan was thereafter further amended and restated, effective as of January 1, 1987.

                                   ARTICLE 3

     Section 2.1(j) of the Plan is modified to read in its entirety as follows:

     (j) "COMPANY" means First Interstate BancSystem, Inc. (formerly known as "First Interstate BancSystem of Montana, Inc." and previously "Security Banks of Montana"), or any successor.

                                   ARTICLE 4

     Section 2.1(dd) of the Plan is modified to read in its entirety as follows:

     (dd) "PLAN" means the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc. as set forth herein and as amended from time to time.


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                                   ARTICLE 5

     The following sentence is added at the end of subsection (b) of Section
4.3 of the Plan:

          For each Plan Year after 1997, the amount of Matching Contributions shall be adjusted on or before the close of the Plan Year, so that the total amount of Matching Contributions made on behalf of each Participant for the Plan Year equals 125 percent of the first four percent of Compensation contributed by the Participant as a Before-Tax Contribution during the Plan Year.

                                   ARTICLE 6

     Except as modified herein, all provisions of the Plan shall remain in full force and effect.

DATED this 12 day of Dec., 1998.


                                       FIRST INTERSTATE BANCSYSTEM, INC.

                                       By: /s/ Robert A. Jones
                                          ---------------------------------
                                       Its:
                                           --------------------------------

                                                       "Company"


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